Exhibit 5.2
12 December 2008
The Directors
Rio Tinto Limited
Level 33
120 Collins Street
Melbourne
Victoria 3000
Australia
Dear Sirs
This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 32,900 ordinary shares (the “Shares”) of Rio Tinto Limited (the “Company”), a company registered in Australia to be issued in connection with the following employee share plans:
- Mining Companies Comparative Plan 2004

- Management Share Plan 2007
This opinion is limited to the laws of Australia and its States and Territories, as applied by the Australian courts and is given on the basis that it will be governed by and be construed in accordance with those laws.
I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.
On the basis of, and subject to, the foregoing and having regard to such consideration of Australian law in force at the date of this letter as I consider relevant, I am of the opinion that:
(i)	the Company has been duly incorporated as a company limited by shares and is validly existing under the laws of the Commonwealth of Australia; and

(ii)	any Shares to be issued by the Company pursuant to and in accordance with the share plans and appropriate board resolutions will, when issued and delivered pursuant to the Company’s Constitution and in accordance with the share plans, be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.
This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.
Yours faithfully

/s/ Graham Reid
Graham Reid
Chief Counsel
Rio Tinto Limited